Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-197004 of our reports dated March 5, 2014 relating to the consolidated financial statements of New Mountain Finance Holdings, L.L.C. and the financial statements of New Mountain Finance Corporation and New Mountain Finance AIV Holdings Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to New Mountain AIV Holdings’ selling its remaining units in New Mountain Finance Holdings, L.L.C. and no longer owning any units of the Operating Company), and the effectiveness of New Mountain Finance Corporations’ internal control over financial reporting, appearing in the Prospectus, which is part of such Registration Statement, and of our report dated March 5, 2014 relating to the information of New Mountain Finance Holdings, L.L.C. set forth under the heading “Senior Securities” appearing in the Registration Statement, and to the reference to us under the headings “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York

August 29, 2014